Exhibit 99.1

Bottomline Announces Cyber Fraud and Risk Management Solutions

Company acquires market-leading cyber fraud detection and prevention capabilities to deliver the next line of defense against cyber attacks

(Portsmouth, NH—January 13, 2015) Bottomline Technologies (NASDAQ: EPAY), a leading provider of cloud-based payment, invoice, and digital banking solutions, today announced that it is now offering comprehensive cyber fraud and risk management solutions as a result of the acquisition of Intellinx, Ltd. Headquartered in Israel, Intellinx customers include some of the world’s leading banks and government agencies. The fraud detection and prevention market is estimated at $17 billion annually and is projected to grow to $35 billion by 2019, representing a compound annual growth rate of 20%, according to research conducted by Gartner Consulting.

The Intellinx solutions are trusted by some of the largest organizations in the world because of their unique ability to non-invasively monitor, replay, and analyze user behavior across multiple channels, and instantly flag and stop suspicious activity. The solutions create accountability by recording and analyzing each keystroke and screen view, reducing the risk of theft, information leakage, internal fraud and payments fraud, as well as decreasing the cost of regulatory compliance. Case management capabilities centralize risk management, speed investigations, and facilitate compliance with regulations pertaining to Anti Money Laundering (AML), the Health Insurance Portability and Accountability Act (HIPAA), and Know Your Customer (KYC).

“We are extremely excited to combine with Intellinx” said Rob Eberle, President and CEO of Bottomline Technologies. “Our customers have been asking us for solutions to help them combat cyber fraud and the Intellinx solution is unmatched in the market. Its ability to create a ‘digital surveillance camera’ delivers a critical and unique line of protection against cyber attacks and cyber fraud, with instant alerts, session replay, and full case management capabilities.”

“We are delighted to combine with Bottomline” said Orna Mintz-Dov, Founder and CEO of Intellinx. “Our technology is proven with some of the largest organizations in the world. By joining Bottomline, we gain the market reach and distribution required to provide our unique capabilities to the broader market.”

“Bottomline’s culture of innovation is an ideal match for Intellinx’s focus on market-leading solutions” said Boaz Krelbaum, Founder, CTO, and U.S. General Manager of Intellinx. “The combination will enable us to be at the forefront of advanced cyber security solutions.”

Fraud and security are top priorities for organizations of all sizes globally. Data leaks irreparably damage hard-won reputations and shareholder value, fraudulent activity costs approximately 5% of revenue, and organizations need all the protection they can get. The Association of Certified Fraud Examiners (ACFE) estimated a $3.7 trillion annual global occupational fraud loss in a 2014 report, 78% of which was committed by employees. Over 80 million personal records in the U.S. were breached in 20141, and 40% of U.S. healthcare organizations have reported criminal data attacks or leaks – up 100% since 20102.

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) powers mission-critical business transactions. We help our customers optimize financially-oriented operations and build deeper customer and partner relationships by providing a trusted and easy-to-use set of cloud-based digital banking, fraud prevention, payment, financial document, insurance, and healthcare solutions. Over 10,000 corporations, financial institutions, and banks benefit from Bottomline solutions. Headquartered in the United States, Bottomline also maintains offices in Europe and Asia-Pacific. For more information, visit www.bottomline.com.

Sources

1.	Identity Theft Resource Center Data Breach Reports 2014
2.	Ponemon 4th Annual Patient Privacy & Data Security Report 2014

All statements in this report attributable to Gartner represent Bottomline Technologies interpretation of data, research opinion or viewpoints published as part of a syndicated subscription service by Gartner, Inc., and have not been reviewed by Gartner. Each Gartner publication speaks as of its original publication date (and not as of the date of this press release). The opinions expressed in Gartner publications are not representations of fact, and are subject to change without notice.

Bottomline Technologies and the Bottomline Technologies logo are trademarks of Bottomline Technologies (de), Inc. which may be registered in certain jurisdictions. All other brand/product names may be trademarks of their respective owners.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements reflecting our expectations about our ability to execute on our growth plans. Any statements that are not statements of historical fact (including but not limited to statements containing the words “believes,” “plans,” “anticipates,” “expects,” “look forward”, “confident”, “estimates” and similar expressions) should be considered to be forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors including, among others, competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions. For additional discussion of factors that could impact Bottomline Technologies’ operational and financial results, refer to our Form 10-K for the fiscal year ended June 30, 2014 and any subsequently filed Form 10-Q’s and Form 8-K’s or amendments thereto. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Contact for Media:

Christine Nurnberger

Bottomline Technologies

603.812.3742

cnurnberger@bottomline.com

Contact for Investors:

Kevin Donovan

Bottomline Technologies

603.501.5240

kdonovan@bottomline.com